March 2012 Pricing Sheet dated March 29, 2012 Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 92 dated March 7, 2012 To Registration Statement 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Jump Securities due April 29, 2013
Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket
Long: Brazilian real, Mexican peso, Indian rupee, South Korean won, Turkish lira, Russian ruble and South African rand
Short: Euro, Japanese yen and United States dollar
PRICING TERMS – MARCH 29, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	March 29, 2012
Original issue date:	April 3, 2012 (3 business days after the pricing date)
Maturity date:	April 29, 2013
Aggregate principal amount:	$9,027,000
Basket:
The basket consists of seven emerging markets currencies (equally weighted among themselves) and three developed markets currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:

	Long Basket Currency	Basket Weighting	Initial Exchange Rate	Short Basket Currency	Basket Weighting	Initial Exchange Rate
	Brazilian real (“BRL”)	14.2857%	1.8334	Euro (“EUR”)	–33.3333%	1.32770
	Mexican peso (“MXN”)	14.2857%	12.85325	Japanese yen (“JPY”)	–33.3333%	82.2550
	Indian rupee (“INR”)	14.2857%	51.1450	U.S. dollar (“USD”)	–33.3333%	1
	South Korean won (“KRW”)	14.2857%	1,137.80
	Turkish lira (“TRY”)	14.2857%	1.78735
	Russian ruble (“RUB”)	14.2857%	29.2640
	South African rand (“ZAR”)	14.2857%	7.75255
Payment at maturity:
•      If the basket performance is zero or positive:  $1,000 plus the greater of the (a) the fixed upside payment and (b) the leveraged upside payment, subject to the maximum payment at maturity
•      If the basket performance is negative:  $1,000 x (1 + basket performance).   This amount will be less than $1,000 and could be zero.

Fixed upside payment:	$150 (15% of the stated principal amount)
Leveraged upside payment:	$1,000 x basket performance x leverage factor
Leverage factor	2
Maximum payment at maturity:	$1,500
Basket performance:	Sum of the currency performance values of each of the basket currencies, provided that the basket performance will not be less than -100%
Currency performance:	With respect to each basket currency other than the euro: 1 – (final exchange rate / initial exchange rate)			With respect to the euro: 1 – (initial exchange rate / final exchange rate)
This formula effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that basket currency.  See “How Does the Currency Performance Formula Work?” on page 5 of the accompanying preliminary pricing supplement. .

Currency performance value:	With respect to each basket currency: currency performance x basket weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency other than the euro or the U. S. dollar, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference source” on page 9 of the accompanying preliminary pricing supplement.
With respect to the euro, the rate for conversion of U.S. dollars into one euro, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference source” on page 9 of the accompanying preliminary pricing supplement.
With respect to the U.S. dollar, 1.

Valuation date:	April 24, 2013, subject to adjustment for non-currency business days
CUSIP / ISIN:	617482SJ4 / US617482SJ49
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)		Agent’s Commissions(1)(2)		Proceeds to Issuer
Per security	100%		1.75%		98.25%
Total	$9,027,000		$157,972.50		$8,869,027.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $995 per security.  For more information, see “Syndicate Information” in the accompanying preliminary pricing supplement.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 1.75% for each security they sell. For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 92 dated March 7, 2012
Prospectus Supplement dated November 21, 2011      Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.